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                                                                      EXHIBIT 12

EXHIBIT 12.    STATEMENT RE: COMPUTATION OF RATIOS


                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges

                                              QUARTER ENDED            NINE MONTHS ENDED
                                              SEPTEMBER 30,              SEPTEMBER 30,
                                         ----------------------      ----------------------
                                           2000          1999         2000          1999
                                         --------      --------      --------      --------
                                                       (dollars in thousands)
Income before income taxes               $ 97,128      $ 65,076      $275,174      $213,981
                                         --------      --------      --------      --------

Fixed charges(1) :
     Interest expense                     148,226       112,794       407,871       330,382
     Rental expense                         4,438         3,869        11,975        11,274
                                         --------      --------      --------      --------
                                          152,664       116,663       419,846       341,656
Less interest on deposits                 120,389        93,677       330,200       271,057
                                         --------      --------      --------      --------

     Net fixed charges                     32,275        22,986        89,646        70,599
                                         --------      --------      --------      --------

     Earnings, excluding
         interest on deposits            $129,403      $ 88,062      $364,820      $284,580
                                         ========      ========      ========      ========

     Earnings, including
         interest on deposits            $249,792      $181,739      $695,020      $555,637
                                         ========      ========      ========      ========

Ratio of earnings to fixed charges:

     Excluding interest on deposits         4.01X         3.83x         4.07X         4.03x

     Including interest on deposits         1.64X         1.56x         1.66X         1.63x

(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.